Exhibit 10(o)

AMENDMENT NO. 1 TO
RETENTION AGREEMENT

This AMENDMENT NO. 1 TO RETENTION AGREEMENT (the “Amendment”), dated as of September 12th, 2011, is by and between Cracker Barrel Old Country Store, Inc. (the “Company”) and Sandra B. Cochran (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employee Retention Agreement dated March 11, 2009 (the “Retention Agreement”); and

WHEREAS, the Company and the Executive mutually desire to amend the Retention Agreement to accord with the Company’s current policy regarding Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

NOW, THEREFORE, the Company and the Executive hereby mutually agree to amend the Agreement as follows:

1.             Section 6.9 of the Retention Agreement shall be stricken in its entirety and the following inserted in its stead:

(a)           Notwithstanding any other provision of this Agreement to the contrary, if any payments or benefits Executive would receive from the Company pursuant to this Agreement or otherwise (collectively, the “Payments”) would, either separately or in the aggregate, (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (1) the entire amount of the Payments, or (2) an amount equal to the largest portion of the Payments that would result in no portion of any of the Payments (after reduction) being subject to the Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments.  If a reduction in the Payments is to be made so that the amount of the Payments equals the Reduced Amount, the Payments will be paid only to the extent permitted under the Reduced Amount alternative; provided, that in the event the Reduced Amount is paid, the cash payments set forth in Section 3.1 shall be reduced as required by the operation of this Section 6.9 first.

(b)           The Company shall engage the accounting firm engaged by the Company for general audit purposes at least 20 business days prior to the effective date of the Change in Control to perform any calculation necessary to determine the amount, if any, payable to Executive pursuant to Section 3, as limited by this Section 6.9.  If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group that will control the Company following the Change in Control, the Company may appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c)           The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within 20 days after the date on which such accounting firm has been engaged to make such determinations or within such other time period as agreed to by the Company and Executive.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

(d)           Notwithstanding the foregoing, in determining the reduction, if any, that shall occur as a result of this Section 6.9, the amounts payable or benefits to be provided to Executive shall be reduced such that the economic loss to Executive as a result of the Excise Tax elimination is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first stated above.

CRACKER BARREL OLD COUNTRY STORE, INC.

By:	/s/N.B.F.Shoaf
Name:	N.B.F. Shoaf
Title:	SVP

EXECUTIVE

/s/Sandra B. Cochran
Sandra B. Cochran